EXHIBIT 21.1
SUBSIDIARIES OF THE COMPANY

Subsidiary	State of Incorporation

Ignis Petroleum Corporation	Nevada

Ignis Louisiana Salt Basin, L.L.C.	Delaware

Ignis Barnett Shale, LLC	Delaware